Filed pursuant to Rule 424B3
File No. 333-85632

PROSPECTUS SUPPLEMENT

Hypertension Diagnostics, Inc.
Offering of 2,356,073 Redeemable Class B Warrants
to Purchase Common Stock

     On June 6, 2002, we commenced an offering of Redeemable Class B Warrants (“Class B Warrant”) to the holders of our Redeemable Class A Warrants (“Class A Warrant”) and the holders of our Units, which consist of one share of Common Stock and one Class A Warrant. When we refer to a “holder of a Class A Warrant,” we mean both the Unit holders and the Class A Warrant holders who are eligible to participate in this offering.

     A Prospectus dated June 6, 2002 and a Prospectus Supplement dated July 25, 2002 both contain information regarding the Class B Warrant offering. Class A Warrant holders should read both the Prospectus dated June 6, 2002, the Prospectus Supplement dated July 25, 2002 and this Prospectus Supplement dated September 11, 2002 before deciding to invest.

     This Prospectus Supplement supplements and supercedes the Prospectus dated June 6, 2002 and the Prospectus Supplement dated July 25, 2002 only as follows:

Extension of Expiration of Offering
and
Extension of Expiration of the Class A Warrant

•	This offering of Class B Warrants has been extended from 5:00 p.m. Central Time on September 17, 2002 to 5:00 p.m. Central Time on October 22, 2002.

•	The expiration date of the Class A Warrant has been likewise extended from 5:00 p.m. Central Time on September 17, 2002 to 5:00 p.m. Central Time on October 22, 2002.

•	The exercise price per share of our Common Stock issuable upon exercise of the Class A Warrant is $1.25 and has not changed. The exercise price per share of our Common Stock issuable upon exercise of the Class B Warrant is $1.50 and has not changed.

This Prospectus Supplement is Dated September 11, 2002.